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Exhibit 11.1

Sappi Limited

CORPORATE COMPLIANCE POLICIES

ETHICS CODE GUIDELINES FOR SENIOR OFFICERS

        Sappi has adopted the Sappi Code of Ethics (the "Code") that applies to all of our employees, including our Chief Executive Officer, our Executive Director—Finance and our Group Financial Controller (such officers, collectively, the "senior officers").

        The following guidelines have been developed to reinforce certain policies and principles of the Code as they apply to senior officers. In particular, these guidelines have been adopted to (a) clarify application of the Code to the special role of senior officers in helping to ensure the honesty, integrity and fairness of Sappi's public disclosures (including disclosures in reports filed with, or submitted to, the U.S. Securities and Exchange Commission or other securities regulators or stock exchanges and other public communications) and (b) to recognize the importance of ensuring that senior officers are held accountable for breaches of the Code and that waivers of the Code, as it applies to senior officers, are granted only when appropriate.

        The Code reflects the principle that Sappi must be trustworthy in dealing with customers, suppliers, and other stakeholders (which includes any group or individual that has an interest in our company, and can either affect or be affected by our activities). The Code also requires that employees, including senior officers, adhere to Sappi's principles of honesty, integrity and fairness, and perform their duties in accordance with all laws and regulations. Consistent with these principles, under the Code public disclosures by Sappi should be full, fair, accurate, timely and understandable in accordance with all applicable laws and regulations, and senior officers should carry out their duties in a manner consistent with that goal.

        To ensure senior officers are held accountable for breaches of the Code and these guidelines, any report to the Compliance Committee or the Sappi Ethics Line of an alleged breach of the Code or these guidelines by a senior officer must be reported to the chairperson of our Audit Committee, who, along with the other members of the Audit Committee when deemed appropriate, will investigate the complaint and take appropriate action if any is deemed to be necessary.

        To ensure that waivers of the Code, as it applies to senior officers, or these guidelines are granted only when appropriate, any waiver with respect to the Code or these guidelines that applies to a senior officer must be approved by a majority of the Audit Committee.

Code of Ethics

Ethical Behaviour is Good Business

Sappi must be trustworthy in its dealings with customers, suppliers, and other stakeholders (any group or individual that has an interest in our company, and can either affect or be affected by our activities). Sappi therefore requires all its employees in the performance of their duties to act in good faith, in a manner promoting Sappi's aspiration to be a good corporate citizen. Any employee who has questions regarding conduct in specific situations should obtain guidance from his or her manager or the Legal Department or any member of the Compliance Committee. Sappi Limited has established a Compliance Committee to implement and monitor education and training programmes for employees, to respond to inquiries from any employee regarding appropriate business practices and to investigate any allegation of possible impropriety.

It is the duty of all directors and all managers in the group to ensure that the Group ethical standards and policies are made known to all employees for whom they are responsible. Ultimately, however, it is up to each of us to adhere to Sappi's principles of honesty, integrity and fairness, and to perform our duties in accordance with all laws and regulations.

Code of Ethics

The Sappi Code of Ethics ("the Code") was created to reflect the core principles of our company, and to guide employees on some of the most important ethical issues in a business environment. The Code is complemented by a number of corporate compliance policies, which provide more detailed guidelines on specific issues, thereby ensuring that we conduct our business, not only in accordance with the law, but also in an ethical manner. This manual contains a summary of the Code and the guidelines on specific issues set out in the policies. Copies of the policies themselves may be obtained from the appropriate regional Human Resources Department or Legal Department or on each regional Intranet site under Compliance Policies (South Africa), News & Info—Legal Policies (United States) and Brussels Head Office—Corporate Secretariat & Legal (Europe). (Further information on any issues summarised in this manual can be obtained from your Legal Department or any member of the Compliance Committee).

    •     Conflicts of Interest

All employees are expected to devote their time, attention and abilities to the performance of their duties during normal working hours. Therefore, Sappi employees may not engage in any practices or pursue any private activities which conflict in any way with the company's interests e.g. having an interest in a competitor, customer or supplier of Sappi.

Conflicts of interest can also arise when someone close to a Sappi employee (e.g., a spouse or a child) develops a relationship with competitors, customers or suppliers, and should therefore also be avoided.

    •     Acceptance of Gifts

No employee may accept any gift, payment, favour, incentive or any other business courtesy that may influence his or her actions or the company's actions with regard to a third party. Similarly, Sappi employees may not make these kinds of gifts to third parties. Exceptions include accepting small, token gifts of thanks from a customer or supplier, such as a box of chocolates, a bottle of wine or an invitation to a sporting event or a meal.

    •     Bribes and Political Contributions

Various anti-corruption treaties, laws and regulations require that neither Sappi, its employees nor its representatives and agents directly or indirectly, pay commercial bribes or kickbacks or make payments to government officials, government employees or political candidates or parties for the purpose of obtaining, retaining or directing business to any person. Sappi expects all employees to comply with these treaties, laws and regulations. Penalties for violating the anti-bribery provisions of these laws can be severe and often include heavy fines and prison sentences.

    •     Record Keeping

Sappi's books and records should reflect all business transactions in an accurate and timely manner. Undisclosed or unrecorded revenues, expenses, assets or liabilities are not permissible, and the employees responsible for accounting and record-keeping functions are expected to be diligent in enforcing proper practices. In particular, those employees who have the responsibility to entertain clients on behalf of Sappi should take care to ensure that all expenses are reasonable, incurred in good faith and recorded accurately.

    •     Financial Transactions and Insider Trading

Employees with material non-public information about Sappi's financial or business performance may not trade directly or indirectly in any Sappi Limited securities unless they have received specific permission and may not trade during the closed periods. Such information includes any information not available to the general public which, if known, would be useful to an investor. Various laws of the countries in which Sappi operates prohibits such "insider trading" in any circumstances where employees or their immediate family members seek financial gain from the use of material non-public information.

    •     Promotion of Competition

Sappi believes in the principles of free competitive enterprise. Many of the countries in which Sappi operates have laws that aim to promote this and severe penalties are imposed for anti-competitive conduct.

    •     Health, Safety and Environment

Sappi is committed to sound health, safety and environmental management practices. Sappi's policy is to meet or exceed applicable safety and environmental laws, regulations and orders of the responsible governmental authorities wherever Sappi operates and is committed to the responsible management of its activities and continuous improvement in environmental and safety performance.

    •     Compliance with Laws

All employees are expected to abide by the laws of the state and country in which they operate, and to ensure that the area of activity for which they are responsible within the company does likewise. In all matters of legal relevance for Sappi, it is imperative to seek up-front or immediate advice and co-ordination from the appropriate Legal Department.

    •     Intellectual Property

Any invention or creative work prepared by Sappi employees relating to Sappi's business or developed using Sappi's time, materials, information or facilities is the property of Sappi. Employees are responsible for protecting Sappi's intellectual property and respecting the intellectual property rights of third parties.

    •     Confidentiality

All employees are required to maintain the confidentiality of information which they obtain in the course of their employment with Sappi.

    •     Non-discrimination

Sappi's policy is to recruit, hire, promote and provide equal opportunities for all employees without regard to race, ethnic origin, sex, religion or belief, age, disability, national origin or sexual orientation, or veteran status. Sappi expects all employees to support this policy and to treat fellow employees with respect and consideration. Harassment or unequal treatment of other employees is not permitted.

    •     Contravention of Code

Any employee who fails to comply with this Code of Ethics will be disciplined by the company and/or may face prosecution in terms of the laws of the state and country in which s/he operates.

    •     Reporting

Candour is expected from employees at all levels at all times. Prompt communication of any problems or breaches arising in the sensitive areas described above or in any similar areas can be made to any member of the Compliance Committee or to the external regional telephone Sappi Ethics Lines which any employee of the group may use to report anonymously possible problems or breaches of corporate policy or applicable law in their region without fear of recrimination, provided that the employee reports in good faith and on a reasonable basis, believing that the information disclosed is substantially true.

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  Exhibit 11.1
Sappi Limited CORPORATE COMPLIANCE POLICIES
ETHICS CODE GUIDELINES FOR SENIOR OFFICERS